                                                                    Exhibit 12.1
                                                                    ------------

                        WORLDCORP, INC. & SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                                (in thousands)
                                --------------

                                                                                  Year ended December 31
                                                          -----------------------------------------------------------------------
                                                             1991      1992       1993      1994       1995     1996     1996 P
                                                            -------   -------    -------   -------   --------  -------  --------

Fixed charges:

      Interest expense,
             including amortization of debt issuance
             costs                                          $13,536   $11,540    $11,449   $12,655   $ 13,111  $12,005  $12,005

      Portion of rent expenses
             representative of interest/(1)/                 13,847    13,399     19,034    18,691     23,860   32,417   32,417
                                                            -------   -------    -------   -------   --------  -------  -------

                    Total fixed charges                      27,383    24,939     30,483    31,346     36,971   44,422   44,422
                                                            =======   =======    =======   =======   ========  =======  =======


Earnings (loss):

      Earnings (loss) from continuing
             operations before income taxes,
             minority interest, extraordinary item,
             and change in accounting principle               7,311   (44,692)   (33,698)   10,496     65,885    8,509     (181)

      Equity in (income) loss of non-consolidated
             s                                                   --        --         --        --         --   23,273    4,214
              --------
      Fixed charges                                          27,383    24,939     30,483    31,346     36,971   44,422   44,422
                                                            -------   -------    -------   -------   --------  -------  -------
                    Earnings (loss) adjusted
                          for fixed charges                  34,694   (19,753)    (3,215)   41,842    102,656   76,204   40,455
                                                            =======   ========   ========  =======   ========  =======  =======

Ratio of earnings to fixed charges                           1.27 X        --         --    1.33 X     2.78 X   1.72 X   1.09 X

Deficiency in earnings
      to cover fixed charges                                     --   $44,692    $33,698        --         --       --       --



                                                         Quarter ended March 31
                                                        ------------------------
                                                            1996         1997
                                                           ------      -------
Fixed charges:

      Interest expense,
             including amortization of debt issuance
             costs                                         $2,841      $ 2,952

      Portion of rent expenses
             representative of interest/(1)/                6,420        8,072
                                                           ------      -------

                    Total fixed charges                     9,261       11,024
                                                           ======      =======

Earnings (loss):

      Earnings (loss) from continuing
             operations before income taxes,
             minority interest, extraordinary item,
             and change in accounting principle            (8,974)       2,888

      Equity in (income) loss of non-consolidated
             s
              --------                                         --          (48)

      Fixed charges                                         9,261       11,024
                                                           ------      -------
                    Earnings (loss) adjusted
                          for fixed charges                   287       13,864
                                                           ======      =======

Ratio of earnings to fixed charges                         0.03 X       1.26 X

Deficiency in earnings
      to cover fixed charges                                   --           --




/(1)/ One-third of rent expense is deemed to be representative of interest